Exhibit 5.1

FIRM and AFFILIATE OFFICES	HANOI HO CHI MINH CITY SHANGHAI ATLANTA BALTIMORE WILMINGTON MIAMI BOCA RATON PITTSBURGH NORTH JERSEY LAS VEGAS SOUTH JERSEY SYDNEY MYANMAR ALLIANCES IN MEXICO

www.duanemorris.com

November 28, 2025

Dogwood Therapeutics, Inc. 44 Milton Avenue Alpharetta, GA 30009
Re:

Dogwood Therapeutics, Inc. (the “Company”) - Form S-3 (Registration File No. 333-287575) (the “Registration Statement”), as supplemented by the Prospectus Supplement dated November 28, 2025 (the “Prospectus Supplement”)

Ladies and Gentlemen:

We have acted as outside corporate counsel to the Company in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) of the Prospectus Supplement. The Prospectus Supplement supplements and amends the Registration Statement filed by the Company with the Commission and declared effective by the Commission on June 2, 2025 relating to the offer and sale by the Company of its shares of common stock, $0.0001 par value (“Common Stock”) having an aggregate gross sales price of up to $150 million. Pursuant to the Prospectus Supplement $8,558,712 of Common Stock is being registered (the “Shares”),which Shares will be sold pursuant to the terms of the Equity Distribution Agreement dated as of November 28, 2025, between the Company and Northland Securities, Inc. (trade name Northland Capital Markets), as sales agent (as amended, the “Distribution Agreement”).

As outside corporate counsel to the Company, we have supervised the corporate proceedings in connection with the preparation and filing of the Registration Statement as supplemented by the Prospectus Supplement.

For purposes of rendering this opinion letter, we have examined originals or copies (certified or otherwise identified to our satisfaction) of:

Duane Morris llp
30 SOUTH 17TH STREET PHILADELPHIA, PA 19103-4196PHONE: +1 215 979 1000 FAX: +1 215 979 1020

November 28, 2025

a.the Registration Statement, in the form filed and to be filed with the Commission, and the exhibits filed or to be filed in connection therewith, including the Prospectus Supplement;

b.the Distribution Agreement;

c.the Certificate of Incorporation of the Company as amended and restated from time to time, as certified by the Delaware Department of State: Division of Corporations on November 10, 2025,;

d.the Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company; and

e.resolutions of the Board of Directors of the Company, as attested to by the Secretary of the Company.

We have also examined such other certificates of public officials, such certificates of executive officers of the Company and such other records, agreements, documents and instruments as we have deemed relevant and necessary as a basis for the opinion hereafter set forth.

In such examination, we have assumed (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as certified, conformed or other copies and the authenticity of the originals of such documents, and (v) that all records and other information made available to us by the Company on which we have relied are complete in all material respects. As to all questions of fact material to the opinion expressed herein, we have relied solely upon the above-referenced certificates or comparable documents and upon the representations and warranties contained in the Distribution Agreement and other documents delivered pursuant thereto, have not performed or had performed any independent research of public records and have assumed that certificates of or other comparable documents from public officials dated prior to the date hereof remain accurate as of the date hereof.

Based on the foregoing, we are of the opinion that the Shares, when issued pursuant to the terms of the Distribution Agreement against receipt by the Company of the consideration specified therein, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Delaware, and we do not express any opinion herein concerning any other law.

The opinion expressed herein is rendered as of the date hereof and is based on existing law, which is subject to change. Where our opinion expressed herein refers to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. We do not undertake to advise you of any changes in the opinion expressed herein from matters that may hereafter arise or be brought to our attention or to

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November 28, 2025

revise or supplement such opinions should the present laws of any jurisdiction be changed by legislative action, judicial decision or otherwise.

Our opinion expressed herein is limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Duane Morris LLP

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